Exhibit 10.43

SUBLEASE

This Sublease ("Sublease") is made and shall be effective as of the 1st day of May, 2012, by and between CAPRICOR, INC., a Delaware corporation whose principal office is located at 8840 Wilshire Blvd., 3rd Floor, Beverly Hills, California 90211 ("Sublessor"), and FRANK LITVACK, an individual whose address is 8550 Wilshire Blvd., Ste. 840, Los Angeles, California 90010 ("Sublessee").

RECITALS

A. The Bubble Real Estate Company, LLC, a California limited liability company (“Landlord”), as Landlord, and Sublessor, as Tenant, executed that certain lease dated March 29, 2012 (the “Master Lease”) for approximately 2,245 square feet of office space located in the Building at 8840 Wilshire Blvd., 3rd Floor, Beverly Hills, California 90211 (the “Premises”), a copy of which is attached hereto as Exhibit A and incorporated herein by this reference.

B. By the terms of the Master Lease, the Premises were leased to Sublessor for an initial 12-month term ending on April 12, 2013, subject to earlier termination as provided in the Master Lease.

C. Sublessor desires to sublease to Sublessee a portion of the Premises leased to Sublessor under the terms of the Master Lease, and Sublessee desires to sublet such space from Sublessor on the terms and conditions set forth herein.

NOW, THEREFORE, the parties mutually agree as follows:

1. Demise and Description of the Subleased Premises. Subject to the terms, conditions and covenants set forth in this Sublease, Sublessor hereby subleases, demises and lets to Sublessee, and Sublessee hereby hires and takes from Sublessor, one office and one administrative bay located in the Premises, as more particularly described on Exhibit B, attached hereto and incorporated herein (the "Subleased Premises"). If the Premises are moved to a different location within the Building, Sublessor and Sublessee shall agree upon which spaces in the new area shall subject to this Sublease and shall indicate such change on an amended Exhibit B. In addition to the foregoing, Sublessee shall have the right, in conjunction with other tenants of the Building in which the Premises are located and subject to the terms of the Master Lease, to use on a non-exclusive basis, the common area facilities as specified in the Lease.

2. Term; Termination. This Sublease shall commence on May 1, 2012 (the “Commencement Date”) and shall continue on a month to month basis until terminated by either party upon thirty (30) days’ written notice to the other party. Notwithstanding the foregoing, if the Master Lease is terminated, this Sublease shall terminate simultaneously and Sublessor and Sublessee shall thereafter be released from all obligations under this Sublease, and Sublessor shall refund to Sublessee any unearned rent paid in advance, if any.

3. Rent. Sublessee shall pay to Sublessor as rent for the Subleased Premises a monthly rent of Two Thousand Five Hundred Dollars ($ 2,500.00). Such rent shall include any charges for common area maintenance, operating expenses, parking, utilities and any other miscellaneous services or charges that may be billed to Sublessor. All rental payments for any portion of a calendar month shall be a pro rata portion of the installment payable for a full calendar month.  For purposes hereof, the base rent, common area maintenance, operating expenses, utilities parking and other charges shall collectively be referred to as “Rent”.

4. Use of Subleased Premises. The Subleased Premises shall be used by Sublessee for office and general business use only. Sublessee shall not be use or occupy the Subleased Premises or permit the same to be used or occupied for any other purpose without the prior written consent of Sublessor, which consent may be given or withheld in Sublessor's sole and absolute discretion. Sublessee shall not do or permit to be done anything which would invalidate or increase the cost of any fire and extended coverage insurance policy covering the Subleased Premises. Sublessee shall promptly upon demand reimburse Sublessor for any additional premium charges for any such insurance policy assessed or increased by reason of Sublessee's failure to comply with the provisions of this Paragraph 4. Sublessee agrees that it will use the Subleased Premises in such a manner so as not to interfere with or infringe upon the rights of Sublessor. Sublessee shall, upon five (5) days' written notice from Sublessor, discontinue any use of the Subleased Premises which is in violation of any provision of the Master Lease.

5. Parking. During the term of this Sublease, Sublessee shall have the use of one reserved parking space in the parking area designated in the Master Lease.

6. Applicability of the Master Lease. This Sublease is subject and subordinate to the terms and conditions of this Master Lease, except as such terms and conditions are modified by the terms and conditions contained in this Sublease. Unless otherwise set forth in this Sublease, Sublessee expressly agrees to comply with all the obligations required to be kept or performed by the Sublessor as Tenant under the provisions of the Master Lease, to the extent that they are applicable to the Subleased Premises; provided, however, that the obligation and covenant to pay Rent and other charges to the Landlord under the Master Lease shall be considered performed by Sublessee to the extent and in the amount the Rent and such other charges are paid to Sublessor in accordance with Paragraph 3 of this Sublease.

7. Obligations of Sublessor. Sublessor agrees to maintain the Master Lease during the term of this Sublease, subject, however, to any earlier termination of the Master Lease without the fault of Sublessor and to comply with all obligations of Sublessor under the Master Lease which have not been assumed by Sublessee hereunder. Sublessor does not assume the obligations required to be kept or performed by Landlord under the Master Lease.

Exhibit 10.43

8. Improvements to the Subleased Premises. Sublessee hereby agrees to accept the Subleased Premises in its “AS-IS” condition. Sublessee hereby acknowledges that Sublessor shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Subleased Premises. Sublessee also acknowledges that Sublessor has made no representation or warranty regarding the condition of the Subleased Premises. Sublessee hereby agrees that the Subleased Premises shall be taken "AS-IS", "with all faults" of every kind and nature, which may now or hereafter exist, whether latent or patent, without any representations or warranties, and Sublessee hereby agrees and warrants that it has investigated and inspected the condition of the Subleased Premises and the suitability of same for Sublessee's purposes.

9. Holding Over. If Sublessee fails to surrender the Subleased Premises upon the expiration or termination of this Sublease, Sublessee agrees to indemnify, defend and hold Sublessor harmless from all costs, loss, expense or liability, including without limitation, claims made by Landlord and any succeeding Sublessee.

10. Personal Property Taxes. Sublessee shall pay, prior to delinquency, all taxes assessed against or levied upon Sublessee’s trade fixtures, furnishings, equipment and all other personal property owned by Sublessee which is located in the Subleased Premises. In the event any or all of Sublessee's trade fixtures, furnishings, equipment and other personal property shall be assessed and taxed with property of Sublessor, Sublessee shall pay to Sublessor the full amount of such taxes within ten (10) days after delivery to Sublessee by Sublessor of a statement in writing setting forth the amount of such taxes applicable to Sublessee's property. Sublessee shall pay directly to the party or entity entitled thereto all business license fees, gross receipts taxes and similar taxes and impositions which may from time to time be assessed against or levied upon Sublessee, as and when the same become due and before delinquency.

11. Indemnity. Sublessee shall indemnify, defend and hold Sublessor harmless from any and all claims arising from Sublessee's use of the Subleased Premises or from the conduct of its business or from any activity, work or thing which may be permitted or suffered by Sublessee in or about the Subleased Premises and shall further indemnify, defend and hold Sublessor harmless from and against any and all claims arising from any breach or default in the performance of any obligation on Sublessee's part to be performed under this Sublease or arising from any negligence or willful misconduct of Sublessee or any of its agents, contractors, employees or invitees, patrons, customers or members in or about the Subleased Premises and from any and all costs, attorneys' fees and costs, expenses and liabilities incurred in the defense of any claim or any action or proceeding brought thereon, including negotiations in connection therewith. Sublessee hereby assumes all risk of damage to property or injury to persons in or about the Subleased Premises from any cause, and Sublessee hereby waives all claims in respect thereof against Sublessor, excepting where the damage is caused solely by the gross negligence or willful misconduct of Sublessor.

12. Insurance. All insurance required to be carried by Sublessor as Tenant under the Master Lease shall include the Subleased Premises and Sublessee shall not be required to procure any additional insurance therefor. Sublessee shall determine in his sole discretion if he will carry any additional insurance covering Sublessee’s personal property and Sublessee's business operations.

13. Assignment and Subletting. Sublessee shall have no power to, either voluntarily, involuntarily, by operation of law or otherwise, sell, assign, transfer or hypothecate this Sublease, or sublet the Subleased Premises or any part thereof, or permit the Subleased Premises or any part thereof to be used or occupied by anyone other than Sublessee or Sublessee's employees without the prior written consent of Sublessor.

14. Surrender of Possession. Upon the expiration of the term of this Sublease, or upon any earlier termination of this Sublease, Sublessee shall quit and surrender possession of the Subleased Premises to Sublessor in as good order and condition as the same are now and hereafter may be improved by Sublessor or Sublessee, reasonable wear and tear excepted, and shall, without expense to Sublessor, remove or cause to be removed from the Subleased Premises all debris and rubbish, all personal furniture, equipment, business and trade fixtures, free-standing cabinet work, and other articles of personal property owned by Sublessee or installed or placed by Sublessee at his own expense in the Subleased Premises, and all similar articles of any other persons claiming under Sublessee. Sublessee shall repair all damage to the Subleased Premises resulting from the installation and removal of any such items.

15. Miscellaneous Provisions.

15.1 Waiver. No waiver by Sublessor or Sublessee of any provision of this Sublease shall be deemed to be a waiver of any other provision hereof by such party or of any subsequent breach by the other party of the same or any other provision. No provision of this Sublease may be waived by either party, except by an instrument in writing executed by such party.

15.2 Severability; Entire Agreement. Any provision of this Sublease which shall prove to be invalid, void, or illegal shall in no way affect, impair or invalidate any other provision hereof and such other provisions shall remain in full force and effect. This Sublease and the Exhibits attached hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. No provision of this Sublease may be amended or supplemented except by an agreement in writing signed by the parties hereto.

15.3 Attorneys' Fees. In any action to enforce the terms of this Sublease, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs in such suit in addition to such other relief as may be granted.

15.4 Headings. Paragraph headings and captions contained in this Sublease are for convenience only and do not in any way limit or amplify any term or provision hereof.

Exhibit 10.43

15.5 Successors and Assigns. Subject to the provisions of Article 13 hereof, all of the covenants, conditions and provisions of this Sublease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

15.6 Notices. Any notice required or permitted to be given hereunder shall be in writing and may be given by personal service evidenced by a signed receipt, electronic transmission evidenced by a printed confirmation of receipt, by registered or certified mail, return receipt requested, or via overnight courier, and shall be effective upon proof of delivery, or if sent by mail, two (2) days after deposit in the United States mail, addressed to Sublessor at the Premises with a copy to be sent to the address of Sublessor noted above or to Sublessee at the address noted above. Either party may by notice to the other specify a different address for notice purposes except that, upon Sublessee's taking possession of the Subleased Premises, the Subleased Premises shall constitute Sublessee's address for notice purposes.

15.7 Governing Law. This Sublease shall be governed by and construed in accordance with the laws of the State of California. No conflicts of law rules of any state (including, without limitation, California) shall be applied to result in the application of any substantive or procedural laws of any state other than California. All controversies, claims, actions or causes of action arising between the parties hereto and/or their respective successors and assigns, shall be brought, heard and adjudicated by the courts of the State of California, with venue in the County of Los Angeles.

IN WITNESS WHEREOF, the parties have executed this Sublease to be effective as of the date first above written.

Sublessor:	Sublessee:

CAPRICOR, INC.

By:_/s/ Linda Marban	/s/ Frank Litvack
Linda Marban,	Frank Litvack
Chief Executive Officer

EXHIBIT A

THE MASTER LEASE

Exhibit 10.43

EXHIBIT B

THE SUBLEASED PREMISES

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